Exhibit 10.26

EMPLOYMENT AGREEMENT

Agreement made and entered into as of January 1, 2007 between Hemispherx Biopharma, Inc. a Delaware Corporation (the “Company”) and Wayne Springate, of Philadelphia Pennsylvania (“Employee”)

In consideration of the premises and the mutual covenants and conditions herein contained the Company and Employee hereby agree as follows:

1.           Employment.  The Company employs Employee and Employee agrees to serve the Company as a Vice President for Operations.  As Vice President for Operations Employee shall report to the Chief Operating Officer and shall be responsible for those duties described on Schedule “A” attached hereto and made a part hereof and such other responsibilities as may be assigned by the Chief Operating Officer.

2.           Term.  This Agreement shall commence retroactively, as of January 1, 2007 and shall terminate on April 30, 2008 (the “Initial Termination Date”) unless sooner terminated in accordance with Section 5 hereof or unless renewed as hereinafter provided (such period of employment together with any extension thereto hereinafter being called the “Employment Period”).  This Agreement shall be automatically renewed for successive one (1) year periods after the original Termination Date unless written notice of refusal to renew is given by one party to the other at least sixty days prior to the initial Termination Date or the expiration of any renewal period.

3.           Compensation.

(a) As compensation for the services to be performed hereunder, the Company shall pay to the Employee a salary (the "Salary"), as hereinafter provided, payable at such times as salaries of other senior executives of the company are paid but no less frequently than monthly.  The Salary shall be at a rate of One Hundred Fifty Thousand and 00/100—Dollars ($150,000.00) per year.

(b) As additional compensation for the services to be performed hereunder, the Company shall issue to the Employee as of May 1, 2007 options to purchase 20,000 shares of the Company common stock with an exercise price equal to 110% of the closing price of the Company stock on the American Stock Exchange on May 1, 2007.  The options shall have a ten year term, and shall vest during the Employment Period according to the following schedule:  25% of the options shall vest on July 31, 2007, 25% of the options shall vest on October 31, 2007, 25% of the options shall vest on January 31, 2008 and the balance of the options shall vest on April 30, 2008.  All options not vested upon termination of employment shall be void.

(c) The Employee shall be eligible to be paid a performance bonus in an amount up to twenty (20%) of his Salary in the sole discretion of the Compensation Committee of the Board of Directors based on the Employee's performance.  The performance bonus shall be eligible to be paid in cash within 60 days of the close of the calendar year.

4.           Fringe Benefits.  During the Employment Period, the Employee shall be entitled to receive such fringe benefits as shall be applicable from time to time to the Company's executives generally, including but not limited to such pension, vacation, group life and health insurance, and disability benefit plans as may be maintained by the Company from time to time.

5.           Services.  Employee agrees to serve the Company faithfully and to the best of his ability, and shall devote one hundred percent (100%) of his business time, attention and energies to the business of the Company during regular business hours and at other times during the week as reasonably requested by the Company and/or required by the demands of his position.

6.           Expenses.  During the Employment Period, Employee, upon presentation of payment vouchers or receipts, will be reimbursed for the reasonable and necessary expenses incurred by him in providing services pursuant to this Agreement.

7.           Termination.

(a)           The Company may discharge Employee for cause at any time as provided herein.  For purposes hereof, “cause” shall mean the failure of Employee, other than by reason of disability, to perform his services hereunder or the willful engaging by Employee in illegal conduct or gross misconduct which is injurious to the Company.

(b) This Agreement shall terminate upon the death of Employee or disability of Employee which has lasted for a continuous period of not less than three (3) months.

(c) Employee shall have the right to terminate this Agreement upon not less than thirty (30) days prior written notice of termination.

8.	Effect of Termination.

   (a)   In the event that this Agreement is terminated for "cause" pursuant to subsection 7(a), the Company shall pay Employee, at the time of such termination, only the fees due and payable to him through the date of the termination of this Agreement.

(b)    In the event that this Agreement is terminated by the Company at any time without "cause", as defined in subsection 7(a), the Company shall pay to Employee, at the time of such termination, the fees otherwise due and payable to him through the last day of the then current term of this Agreement.

(c)     In the event this Agreement is terminated at his election pursuant to subsection 7(c) or due to Employee’s death or disability pursuant to Section 7(b), the Company shall pay to Employee, at the time of such termination, the fees otherwise due and payable to him through the last day of the month in which such termination occurs.

9.           Employee’s Representations and Warranties.  Employee hereby represents and warrants to the Company that he has the right to enter into this Agreement, and his execution, delivery and performance of this Agreement (a) will not violate any contract to which Employee is a party or any applicable law or regulation nor give rise to any rights in any other person or entity and (b) are not subject to the consent of any other person or entity.

10.           Notices.  Any notice or other communication pursuant to this Agreement shall be in writing and shall be sent by telecopy or by certified or registered mail addressed to the respective parties as follows:

(i)	If to the Company, to:

 HEMISPHERX BIOPHARMA, INC.
One Penn Center
1617 JFK Boulevard
Philadelphia, Pennsylvania 1910
Telecopier No.: (215) 988-1739
 Attention: President

(ii)	If to Employee, to:

Wayne Springate
1017 N. Orianna Street
Philadelphia, PA  19123

or to such other address as the parties shall have designated by notice to the other parties given in accordance with this section.  Any notice or other communication shall be deemed to have been duly given if personally delivered or mailed via registered or certified mail, postage prepaid, return receipt requested, or, if sent by telecopy, when confirmed.

11.           Modification.  No modification or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.

12.           Miscellaneous.

(a)           This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(b)           The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

(c)           If any provisions of this Agreement or the application thereof to any person or circumstance shall be determined by an arbitrator (or panel or arbitrators) or any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder hereof, or the application of such provision to persons or circumstances other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns.

(e) This Agreement shall not be assignable in whole or in part by either party, except that the Company may assign this Agreement to and it shall be binding upon any subsidiary or affiliate of the Company or any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company.

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

HEMISPHERX BIOPHARMA, INC.

By:	/s/William A. Carter
William A. Carter, Chief Executive Officer

/s/Wayne Springate
Wayne Springate

Schedule “A”

JOB SUMMARY:

Plans, organizes, directs, and controls the activities of the Operations function at the New Brunswick Facility.  Responsible for the performance of all department functions – Manufacturing, Material Management, Order Services, Engineering and Budgeting.

ESSENTIAL FUNCTIONS:

1.
Reviews and approves adequate plans for the control of planned outputs, budget spending, labor efficiency, material efficiency, engineering effectiveness, customer service, and order entry efficiency (ICS), along with human utilization.

2.	Presents bi-monthly reports on performance as requested by upper management.
3.	Develops and presents to upper management matters requiring a decision.
4.	Defines and recommends objectives in each area of operations. Develops specific short-term and long-term plans and programs, together with supporting budget requests and financial estimates.
5.	Reviews and approves cost control reports, cost estimates, and manpower and facilities requirements forecasts.
6.	Coordinates and collaborates with other divisions of the corporation in establishing and carrying out responsibilities.
7.	Reviews and approves the setting of budgets throughout the New Brunswick facility.
8.	Develops plans for new areas of technology for the manufacturing functions along with sufficient planning for areas that support the mission of Hemispherx within manufacturing.

MANAGEMENT RESPONSIBILITIES:

1.	Reviews and approves the implementation of manufacturing and organizational plans that support the Operations Master Plan in New Brunswick.
2.	Establishes objectives and procedures governing the performance of assigned activities. Issues specific annual objectives to immediate subordinates.
3.	Identifies training needs, initiates development of subordinates and recommends effective personnel action.
4.	Maintains appropriate communications within area of responsibility.
5.	Keeps employees informed as to company/department plans and progress.
6.	Coordinates activities of assigned Hemispherx divisions with those of other divisions. Seeks mutual agreement on problems involving coordination.
7.
Consults with all segments of management responsible for policy or action.  Ensures compliance within area of responsibility.  Makes recommendations for improving effectiveness of policies and procedures.

8.	Reviews and revises budget proposals received from direct reports. Submits budgets for assigned activities.

ADDITIONAL RESPONSIBILITIES:

1.	Assumes other activities and responsibilities from time to time as directed.

2.	Provides orientation and on-the-job training for subordinates and ensures that the authority and responsibility for each position is defined and understood.
3.	Ensures that duties, responsibilities, and authority and accountability of all direct subordinates are defined and understood.